TODD SHIPYARDS CORPORATION RECEIVES NOTICE OF

NON-COMPLIANCE FROM THE NYSE

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...November 6, 2008...Todd Shipyards Corporation (NYSE:TOD) ("Todd" or the "Company") announced today it has been notified by the New York Stock Exchange (the "NYSE") that it is no longer in compliance with the NYSE's continued listing standards. Todd is considered below criteria since the Company's market capitalization was less the $75 million over a 30 trading-day period and its shareholders' equity was less than $75 million. As of October 31, 2008, the Company's 30 trading-day average market capitalization was approximately $73.8 million and the last reported stockholders' equity was approximately $64.3 million.

Under applicable NYSE procedures, the Company has 45 days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continuing listing standards within 18 months. Todd intends to respond to the NYSE in a timely manner.

About Todd

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.

Forward-Looking Statements

Statements contained in this Report, which are not historical facts or information, are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K for the fiscal year ended March 30, 2008, and other factors detailed from time to time on our other filings with the Securities and Exchange Commission.